EXHIBIT 99.01
Chegg Announces Board Changes

SANTA CLARA, Calif.--(BUSINESS WIRE)--Chegg, a leading student-first online learning platform, announced today that Sarah Bond and Dr. Paul LeBlanc are departing its board of directors.

"On behalf of the entire board, I want to express our deepest gratitude to Sarah and Paul for their service and unwavering dedication over the years," said Dan Rosensweig, Executive Chairman and Co-Chairperson of the Chegg Board. "Their leadership and expertise have been instrumental in guiding our mission through the years. While we will miss their valuable insights and presence, we are grateful for their contributions."

"It's been an honor to be part of Chegg's journey these past four years. I continue to feel strongly about Chegg's mission to advocate for students and their academic success, and I look forward to the transformational impact the team will have in the future," Bond said.

Bond, president of Xbox, joined Chegg's Board of Directors in 2020, and LeBlanc, who recently retired as president of Southern New Hampshire University, began his service in 2019.

In addition to LeBlanc's service as a board director, he also served as Chair of Chegg's Academic Advisory Board, which advises and informs company strategies to help it better meet the needs and challenges of universities and their students. LeBlanc will continue to serve as an academic advisor for Chegg.

"Serving on the Chegg Board, I got to see close up the company's focus on students, especially its passion for helping students who often lack the privilege and support so many take for granted. The company's integration of AI in ways that assure accuracy, and genuine step-by-step learning reassures students that not only will Chegg be there for them, but it will be so in ways they know they can trust," LeBlanc said.

With the changes announced today, Chegg's Board of Directors is now composed of nine directors, seven of whom are independent within the meaning of the independence policy of the Board of Directors of the New York Stock Exchange (NYSE) and applicable rules of the U.S. Securities Exchange Commission (SEC).

About Chegg

Chegg provides individualized learning support to students as they pursue their educational journeys. Available on demand 24/7 and powered by over a decade of learning insights, the Chegg platform offers students AI-powered academic support thoughtfully designed for education coupled with access to a vast network of subject matter experts who ensure quality. No matter the goal, level, or style, Chegg helps millions of students around the world learn with confidence by helping them build essential academic, life, and job skills to achieve success. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Media Contact: JaShel Jones, press@chegg.com